Contact:	William I. Wunderlich
Chief Financial Officer
(561) 988-9456 ext 201

FOR IMMEDIATE RELEASE

AutoInfo, Inc. Announces Increased in Credit Facility with Wachovia Bank

Boca Raton, FL – May 8, 2008, – AutoInfo, Inc. (OTCBB:AUTO), a non-asset based supply chain logistics company, today announced that it has increased its credit facility with Wachovia Bank to from $ 10.5 to $20 Million. The loan provides for interest at LIBOR plus1 ¼ % per annum.

Harry Wachtel, President, stated, “We are extremely pleased that we have secured this increase in our facility and we value our relationship with Wachovia Bank. The completion of this transaction is a reflection on our growth, strong financial position and track record. This credit facility will support our working capital needs as we continue our growth and the implementation of our business strategies. In addition, this increased capital will enable us to seek out expansion opportunities that we believe will, in conjunction with the growth of our agent network, further fuel our future growth. ”

AutoInfo, Inc., operating through its Sunteck subsidiary, is a non-asset based supply chain logistics company. Its services include ground transportation coast-to-coast, warehouse services, air freight, rail and ocean freight. Sunteck has developed strategic alliances with major truckload, LTL (less than truckload), air, rail and ocean carriers to react to customers’ needs quickly and effectively.

This press release contains forward-looking statements regarding the timing and financial impact of the Company’s ability to implement its business plan, expected revenues and success during 2008 and beyond. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond AutoInfo’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, changes in our operating expenses, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in AutoInfo’s periodic filings with the Securities and Exchange Commission, including without limitation AutoInfo’s Annual Report on Form 10-K for the year ended December 31, 2007. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. AutoInfo disclaims any obligation to update these statements.